Exhibit 4.01

FORM OF WARRANT AGREEMENT

dated as of April 20, 2007

among

GOOGLE INC.,

Citigroup Global Markets Inc.

as Warrant Agent

and

The Warrantholders

Named Herein

TABLE OF CONTENTS

PAGE
ARTICLE 1
DEFINITIONS

Section 1.01. Certain Definitions	1

ARTICLE 2
CREATION AND ISSUANCE OF WARRANTS

Section 2.01. Creation of Warrants	14
Section 2.02. Initial Issuance and Form of Warrants	15
Section 2.03. Limitations on Transfer.	16

ARTICLE 3
EXERCISE AND SETTLEMENT OF WARRANTS

Section 3.01. Issuer’s Right to Elect Settlement Method.	16
Section 3.02. Calculation of Shares Received upon Exercise.	16
Section 3.03. Procedure For Exercise	17
Section 3.04. Automatic Exercise	17
Section 3.05. Settlement of the Warrants.	17
Section 3.06. No Fractional Shares to Be Issued	18

ARTICLE 4
ADJUSTMENTS AND MODIFICATIONS TO THE WARRANTS

Section 4.01. Potential Adjustment Event	19
Section 4.02. Potential Warrant Entitlement Adjustment Event	19
Section 4.03. Correction of Share Prices	19

ARTICLE 5
EXTRAORDINARY EVENTS

Section 5.01. Consequences of Merger Event	20
Section 5.02. Consequences of Tender Offer	20
Section 5.03. Settlement Following a Merger Event.	21
Section 5.04. Composition of Combined Consideration	21
Section 5.05. Nationalization, Insolvency and Delisting	22
Section 5.06. Consequences of Spin-off Events	22
Section 5.07. Alternative Calculations and Payment on Certain Extraordinary Events	23

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WARRANT AGREEMENT

This Warrant Agreement dated as of April 20, 2007, among Google Inc., a corporation organized under the laws of Delaware (the “Issuer”), Citigroup Global Markets Inc., as Warrant Agent (the “Warrant Agent”) and Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit Suisse Management LLC and UBS AG, London Branch, as warrantholders.

WITNESSETH THAT:

WHEREAS, the Issuer has created a program whereby Eligible Employees (as defined below) may sell certain transferable, vested employee stock options via a web-based auction system;

WHEREAS, to implement the program, the Issuer has modified the terms of the employee stock options previously granted under its 2004 Stock Plan to enable Eligible Employees to transfer their vested options via the program;

WHEREAS, the Issuer may from time to time in the future grant transferable stock options to its employees under its employee benefit plans;

WHEREAS, certain terms of the employee stock options that are transferred under the program will automatically change as described in this Warrant Agreement and a Warrant with the modified terms will be issued hereunder; and

WHEREAS, the Issuer wishes to appoint the Warrant Agent to act as its agent under this Warrant Agreement, and the Warrant Agent is willing to so act in connection with the issuance and exercise of the Warrants.

NOW THEREFORE in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Definitions. As used in this Warrant Agreement, the following terms shall have their respective meanings set forth below:

“Additional Amount” has the meaning set forth in Section 5.08.

“Additional Disruption Event” means any of Change in Accounting, Change in Law, Insolvency Filing, Hedging Disruption, and Loss of Stock Borrow.

“Affiliate” means, in relation to the Issuer or any Warrantholder (i) any entity controlled, directly or indirectly, by the Issuer or such Warrantholder, respectively, (ii) any entity that controls, directly or indirectly, the Issuer or such Warrantholder, respectively, or (iii) any entity directly or indirectly under common control with the Issuer or such Warrantholder, respectively.

“Announcement Date” means, (i) in the case of a Merger Event, the date of the first public announcement of a firm intention to engage in a transaction (whether or not subsequently amended) that leads to the Merger Event, (ii) in the case of a Tender Offer, the date of the first public announcement of a firm intention to purchase or otherwise obtain the requisite number of voting shares (whether or not subsequently amended) that leads to the Tender Offer, (iii) in the case of a Nationalization, the date of the first public announcement to nationalize (whether or not subsequently amended) that leads to the Nationalization, (iv) in the case of an Insolvency, the date of the first public announcement of the institution of a proceeding or presentation of a petition or passing of a resolution (or other analogous procedure in any jurisdiction) that leads to the Insolvency and (v) in the case of a Delisting, the date of the first public announcement by the Exchange that the Shares will cease to be listed, traded or publicly quoted in the manner described in “Delisting.” If the announcement of such Merger Event, Tender Offer, Nationalization, Insolvency or Delisting is made after the actual closing time for the regular trading session on the Exchange, without regard to any after hours or any other trading outside of such regular trading session hours, the Announcement Date shall be deemed to be the next following Scheduled Trading Day.

“Auction Manager” means Morgan Stanley & Co. Incorporated in its capacity as the auction manager of the Transferable Stock Option Program.

“Averaging Period” means, with respect to any Warrant subject to Net Share Settlement, the twenty (20) consecutive Valid Days commencing on and including the Valid Day immediately following the Exercise Date for such Warrant.

“Available Shares” has the meaning specified in Section 7.02.

“Bidder” means each of Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, and UBS Securities LLC and each other person authorized by the Issuer to post bids to purchase Warrants under the Transferable Stock Option Program pursuant to the Bidding Rules Agreement and the Distribution Agreement.

“Bidding Rules Agreement” means the Bidding Rules Agreement dated April 20, 2007 among the Issuer, the Bidders, the Auction Manager and the Warrant Agent, as amended from time to time.

“Calculations” has the meaning specified in Section 9.13.

“Cancellation Amount” means, with respect to the Warrants held by a Warrantholder, the amount of the losses or costs of such Warrantholder that are or would be incurred under then prevailing circumstances (expressed as a positive number) or gains of such Warrantholder that are or would be realized under then prevailing circumstances (expressed as a negative number) in replacing, or in providing for such Warrantholder the economic equivalent of, the material terms of the relevant Warrants as determined in accordance with Section 6.05.

“Cancellation Amount Notice Date” has the meaning specified in Section 6.04.

“Capped Number” has the meaning specified in Section 7.02.

“Change in Accounting” means any change in the accounting treatment of the Warrants or the Shares underlying the Warrants under U.S. generally accepted accounting principles that the Issuer determines, in good faith, has resulted in, or will likely result in, a material change in the Issuer’s consolidated financial statements other than changes resulting solely from an Unscheduled Blackout Period (as defined in the Distribution Agreement), but including, without limitation, any such change in accounting treatment requiring that (i) the Warrants must be recorded as liabilities on the Issuer’s balance sheet or (ii) changes in the mark-to-market value of the Warrants must be recorded as an expense on the Issuer’s income statement.

“Change in Law” means that, (i) due to the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law), or (ii) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), the Issuer or any Warrantholder determines in good faith that it has become illegal to hold, acquire or dispose of any of such Warrantholder’s Warrants or the Shares relating to such Warrants.

“Clearance System” means The Depository Trust Company or any successor thereto. If such Clearance System ceases to settle trades in the Shares, the Issuer and the Warrantholders will negotiate in good faith to determine another method of delivery.

“Clearance System Business Day” means, in respect of a Clearance System, any day on which such Clearance System is (or, but for the occurrence of a Settlement Disruption Event, would have been) open for the acceptance and execution of settlement instructions.

“Combined Consideration” means New Shares in combination with Other Consideration.

“Deficit Shares” has the meaning specified in Section 7.02.

“Delisting” means that the Exchange announces that pursuant to the rules of such Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer) and are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Market or the Nasdaq Global Select Market (or their respective successors); provided that an announcement that the Shares will cease to be so listed, traded or publicly quoted shall not be treated as a Delisting so long as the Shares have not ceased to be listed, traded or publicly quoted on the Exchange and the Issuer is contesting the Exchange’s determination that gave rise to such announcement in good faith and by appropriate means.

“Disrupted Day” means, with respect to the Warrants held by a Warrantholder, any Scheduled Trading Day on which the Exchange or any Related Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred, as determined by such Warrantholder. Any Warrantholder shall as soon as reasonably practicable under the circumstances notify the Issuer and the Warrant Agent of the occurrence of a Disrupted Day on any day that, but for the occurrence of a Disrupted Day, would have been an Expiration Date with respect to any Warrants held by such Warrantholder. Failure by such a Warrantholder to notify the Issuer and the Warrant Agent of the occurrence of a Disrupted Day shall not affect the validity of the occurrence and effect of such Disrupted Day on any Warrant.

“Distribution Agreement” means the Distribution Agreement dated as of April 20, 2007 between the Issuer and the Bidders, as amended from time to time.

“Early Closure” means the closure on any Exchange Business Day of the Exchange or any Related Exchange(s) prior to its Scheduled Closing Time.

“Electronic Grid” means the electronic database maintained by the Warrant Agent in compliance with this Warrant Agreement that records the following information for a Warrant (which information shall be determined pursuant to this Warrant Agreement): the Identification Number, name of the Warrantholder, the Issue Date, the Expiration Date, the Warrant Entitlement, the Exercise Price and, when made, the Issuer’s election of the settlement method pursuant to Section 3.01.

“Eligible Employee” means, at any time, an employee of the Issuer identified in the then-current notice provided by the Issuer to the Auction Agent pursuant to the Bidding Rules Agreement as having satisfied the conditions agreed among the Issuer, the Bidders, the Auction Agent and the Warrant Agent for allowing the employee to sell Transferable Stock Options under the Transferable Stock Option Program.

“Exchange” means the Nasdaq Global Select Market or any successor thereto or, if the Shares are no longer listed, traded or quoted on the Nasdaq Global Select Market but are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or the Nasdaq Global Market (or their respective successors), such exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Business Day” means any Scheduled Trading Day on which the Exchange and each Related Exchange are open for trading during their respective regular trading sessions, notwithstanding any such Exchange or Related Exchange closing prior to its Scheduled Closing Time.

“Exchange Disruption” means, with respect to the Warrants held by a Warrantholder, any event (other than an Early Closure) that disrupts or impairs, as determined by such Warrantholder, the ability of market participants in general (i) to effect transactions in, or obtain market values for, the Shares on the Exchange, or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to the Shares on any Related Exchange.

“Exercise Date” has the meaning set forth in Section 3.03.

“Exercise Period” means, for each Warrant, the period commencing on the Exchange Business Day after the Issue Date for such Warrant and ending at 4:00 p.m., New York City time, on the Expiration Date for such Warrant.

“Exercise Price” means, for each Warrant, initially the exercise price of the Transferable Stock Option that was automatically amended to create such Warrant pursuant to Section 2.01, as adjusted pursuant to the provisions of Article 4, Article 5 and Article 6 hereof.

“Expiration Date” means, for each Warrant, the Expiration Date for such Warrant specified in the Electronic Grid (or, if such date is not a Scheduled Trading Day, the immediately preceding Scheduled Trading Day), unless such date is a Disrupted Day. If such date is a Disrupted Day, then the relevant Expiration Date shall be the first succeeding Valid Day, unless each of the eight Scheduled Trading Days immediately following the original date that, but for the occurrence of a Disrupted Day, would have been the relevant Expiration Date is a Disrupted Day. In that case, the eighth Scheduled Trading Day shall be deemed to be the relevant Expiration Date, notwithstanding the fact that such day is a Disrupted Day. Notwithstanding the foregoing, if a Warrant is exercised on a Scheduled Trading Day that would have been an Expiration Date for such Warrant but for the occurrence of an event giving rise to a Disrupted Day, such Scheduled Trading Day shall be deemed to be the relevant Expiration Date for the purpose of determining whether the relevant Exercise Date has occurred during the Exercise Period for such Warrant.

“Extraordinary Dividend” means any dividend or distribution with respect to the Shares (or portion of any such dividend or distribution), whether in cash, securities or other assets.

“Extraordinary Event” means a Merger Event, Tender Offer, Nationalization, Insolvency, Delisting, Spin-off Event or Additional Disruption Event.

“Full Physical Settlement” means the method for settling a Warrant set forth in Section 3.02(b).

“Full Physical Shares” has the meaning set forth in Section 3.02(b).

“Hedge Positions” means any purchase, sale, entry into or maintenance of one or more (i) positions or contracts in securities, options, futures, derivatives or foreign exchange, (ii) stock loan transactions or (iii) other instruments or arrangements (howsoever described) by a party in order to hedge, individually or on a portfolio basis, a Warrant.

“Hedging Activities” means any activities or transactions undertaken in connection with the establishment, maintenance, adjustment or termination of a Hedge Position.

“Hedging Disruption” means, with respect to any Warrant, that the relevant Warrantholder determines that it is unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the equity price risk of owning such Warrant, or (ii) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

“Hedging Shares” means, with respect to any Warrant, the number of Shares that the Warrantholder deems necessary to hedge the equity price risk of owning such Warrant.

“Identification Number” means, for each Warrant, the unique Identification Number specified in the Electronic Grid.

“Insolvency” means that by reason of the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of or any analogous proceeding affecting the Issuer, (i) all the Shares of that Issuer are required to be transferred to a trustee, liquidator or other similar official or (ii) holders of the Shares of that Issuer become legally prohibited from transferring them.

“Insolvency Filing” means that the Issuer institutes or has instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, or it consents to a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official or it consents to such a petition, provided that proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing.

“In-the-Money” means, with respect to any Warrant, (A) that the Market Price on the Expiration Date for such Warrant is equal to or greater than the price for a Share at which any Related Exchange would automatically exercise for a dealer a physically-settled call option on the Shares having an exercise price equal to the Exercise Price for such Warrant, or (B) if no such options relating to the Shares are listed on any Related Exchange, the Market Price on the Expiration Date for such Warrant is greater than the Exercise Price for such Warrant.

“Issue Date” has the meaning set forth in Section 2.02.

“Issuer” has the meaning set forth in the preamble hereto and shall include such party’s successors and assigns.

“Lending Party” means a third party that a Warrantholder considers to be a satisfactory counterparty (acting in good faith and in a commercially reasonable manner in light of other transactions that the Warrantholder may have entered into with such party or a similar market participant).

“Loss of Stock Borrow” means, with respect to any Warrant, that the relevant Warrantholder determines that it is unable, after using commercially reasonable efforts, to borrow (or maintain a borrowing of) Shares with respect to such Warrant in an amount equal to the Hedging Shares for such Warrant (not to exceed the number of Shares underlying such Warrant) at a rate equal to or less than the Maximum Stock Loan Rate.

“Make-whole Shares” has the meaning set forth in Section 5.08.

“Market Disruption Event” means, with respect to the Warrants held by a Warrantholder, the occurrence or existence of (i) a Trading Disruption, (ii) an Exchange Disruption or (iii) an Early Closure, which in each case such Warrantholder determines is material.

“Market Price” means, with respect to the Shares on the Exchange, (i) if such Exchange is an auction or “open outcry” exchange that has a price as of the scheduled closing time of the regular trading session at which any trade can be submitted for execution, the price per Share as of such time, as reported in the official real-time price dissemination mechanism for such Exchange and (ii) if such Exchange is a dealer exchange or dealer quotation system, the mid-point of the highest bid and lowest ask prices quoted as of the close of the regular trading session on such Exchange without regard to quotations that “lock” or “cross” the dealer exchange or dealer quotation system.

“Maximum Stock Loan Rate” means 2.00% per annum.

“Merger Date” means, with respect to the Warrants held by a Warrantholder, the closing date of a Merger Event or, where a closing date cannot be determined under the local law applicable to such Merger Event, such other date as reasonably determined by such Warrantholder.

“Merger Event” means, with respect to any Warrant, any (i) reclassification or change of the Shares that results in a transfer of or an irrevocable commitment to transfer all of the Shares outstanding to another entity or person, (ii) consolidation, amalgamation, merger or binding share exchange of the Issuer with or into another entity or person (other than a consolidation, amalgamation, merger or binding share exchange in which the Issuer is the continuing entity and which does not result in a reclassification or change of all of the Shares outstanding), (iii) takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding voting stock of the Issuer that results in a transfer of or an irrevocable commitment to transfer all of the Issuer’s voting stock (other than voting stock owned or controlled by such other entity or person), or (iv) consolidation, amalgamation, merger or binding share exchange of the Issuer or its subsidiaries with or into another entity in which the Issuer is the continuing entity and which does not result in a reclassification or change of all of the Shares outstanding but results in the outstanding Shares (other than Shares owned or controlled by such other entity) immediately prior to such event collectively representing less than 50% of the outstanding Shares immediately following such event (a “Reverse Merger”), in each case if the Merger Date is on or before the Settlement Date for such Warrant.

“Nationalization” means that all the Shares or all or substantially all the assets of the Issuer are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof.

“Net Share Settlement” means the method for settling a Warrant set forth in Section 3.02(a).

“Net Shares” has the meaning set forth in Section 3.02(a).

“New Shares” means ordinary or common shares, whether of the entity or person (other than the Issuer) involved in the Merger Event or a third party, that are, or that as of the Merger Date are promptly scheduled to be, (i) publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Market or the Nasdaq Global Select Market (or their respective successors) and (ii) not subject to any currency exchange controls, trading restrictions or other trading limitations.

“Number of Shares” means, with respect to any Warrants, the number of Shares obtained by multiplying the number of such Warrants by the related Warrant Entitlement.

“Officer’s Certificate” means a certificate of a duly authorized officer of the Issuer provided in accordance with Section 9.04.

“Other Consideration” means cash and/or securities (other than New Shares) or assets (whether of the entity or person (other than the Issuer) involved in the Merger Event or a third party).

“Payment Obligation” has the meaning set forth in Section 5.07(a).

“Potential Adjustment Event” means any of the following:

(i) a reclassification of Shares (unless resulting in a Merger Event);

(ii) a distribution, issue or dividend to existing holders of the Shares of (A) share capital or securities (other than Shares) granting the right to payment of dividends and/or the proceeds of liquidation of the Issuer equally or proportionately with such payments to holders of Shares, or (B) share capital or other securities of another issuer acquired or owned (directly or indirectly) by the Issuer as a result of a spin-off or other similar transaction, or (C) any other type of securities, rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as determined by a Warrantholder with respect to Warrants held by such Warrantholder;

(iii) an Extraordinary Dividend;

(iv) a call by the Issuer in respect of Shares that are not fully paid;

(v) a Tender Offer by the Issuer or any of its Affiliates for less than 50% of the outstanding Shares; or

(vi) in respect of the Issuer, an event that results in any shareholder rights being distributed or becoming separated from shares of common stock or other shares of the capital stock of the Issuer pursuant to a shareholder rights plan or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments or stock rights at a price below their market value, as determined by any Warrantholder with respect to Warrants held by such Warrantholder, provided that any adjustment effected as a result of such an event shall be readjusted upon any redemption of such rights.

If an event occurs that constitutes both a Potential Adjustment Event and a Spin-off Event, it shall be treated hereunder as a Spin-off Event.

“Potential Warrant Entitlement Adjustment” means any of the following:

(i) a subdivision or consolidation of Shares or a free distribution or dividend of any Shares to existing holders by way of bonus, capitalization or similar issue; or

(ii) a distribution, issue or dividend of Shares to existing holders of the Shares.

“Price Adjustment” means, with respect to any Warrant, a decrease to the Exercise Price or an adjustment to any other variable with respect to such Warrant.

“Private Placement Deadline” has the meaning set forth in Section 5.08.

“Private Placement Settlement” has the meaning set forth in Section 5.08.

“Purchase Date” has the meaning set forth in Section 2.02.

“Registration Deadline” has the meaning set forth in Section 5.08.

“Registration Settlement” has the meaning set forth in Section 5.08.

“Related Exchange” means each exchange or quotation system where trading has a material effect (as determined by a Warrantholder with respect to Warrants held by such Warrantholder) on the overall market for futures or options contracts relating to the Shares.

“Relevant Price” means on any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page GOOG.UQ <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by a Warrantholder with respect to Warrants held by such Warrantholder using a volume-weighted method).

“Resale Period” has the meaning set forth in Section 5.08.

“Restricted Shares” has the meaning set forth in Section 5.08.

“Restrictions” has the meaning set forth in Section 5.08.

“Scheduled Closing Time” means, in respect of the Exchange or Related Exchange and a Scheduled Trading Day, the scheduled weekday closing time of such Exchange or Related Exchange on such Scheduled Trading Day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled Trading Day” means any day on which the Exchange and each Related Exchange are scheduled to be open for trading for their respective regular trading sessions.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Settlement Cycle” means the period of Clearance System Business Days following a trade in the Shares on the Exchange in which settlement will customarily occur according to the rules of such Exchange.

“Settlement Date” means the date that falls one Settlement Cycle following the last Valid Day in the Averaging Period for such Warrant in the case of any Warrant subject to Net Share Settlement or the date that falls one Settlement Cycle following the Exercise Date for such Warrant in the case of any Warrant subject to Full Physical Settlement (or, in each case, if such date is not a Clearance System Business Day, the next following Clearance System Business Day) unless a Settlement Disruption Event prevents delivery of such Shares on that date. If a Settlement Disruption Event does prevent delivery on that date, then the Settlement Date will be the first succeeding date on which delivery of the Shares can take place through the Clearance System unless a Settlement Disruption Event prevents settlement on each of the eight Clearance System Business Days immediately following the original date that, but for the Settlement Disruption Event, would have been the Settlement Date. In that case, (x) if such

Shares can be delivered in any other commercially reasonable manner, then the Settlement Date will be the first date on which settlement of a sale of Shares executed on that eighth Clearance System Business Day customarily would take place using such other commercially reasonable manner of delivery (which other manner of delivery will be deemed the Clearance System for the purposes of delivery of the Shares), and (y) if such Shares cannot be delivered in any other commercially reasonable manner, then the Settlement Date will be postponed until delivery can be effected through the Clearance System or in any other commercially reasonable manner.

“Settlement Disruption Event” means, in respect of a Share to be delivered upon the exercise of a Warrant, an event beyond the control of the Issuer or the relevant Warrantholder as a result of which the Clearance System cannot clear the transfer of such Share.

“Share-for-Combined” means, in respect of a Merger Event, that the consideration for the Shares consists of Combined Consideration.

“Shares” means the Class A common stock, par value $0.001 per share, of the Issuer.

“Spin-off Event” means existing holders of Shares of the Issuer receive a distribution or dividend of shares of common stock or tracking stock other than Shares that are, or that as of the ex-date of such Spin-off Event are scheduled promptly to be, (i) publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Market or the Nasdaq Global Select Market (or their respective successors) and (ii) not subject to any currency exchange controls, trading restrictions or other trading limitations. If an event occurs that constitutes both a Spin-off Event and a Potential Adjustment Event, it shall be treated hereunder as a Spin-off Event.

“Tender Offer” means, with respect to the Warrants held by a Warrantholder, a “tender offer” as such term is used in the Exchange Act or an “issuer tender offer” as defined in Rule 13e-4(a)(2) under the Exchange Act, as determined by such Warrantholder, based upon the making of filings with government or self-regulatory agencies or such other information as such Warrantholder deems relevant.

“Tender Offer Date” means, in respect of a Tender Offer, the date on which Shares in the amount of the applicable percentage threshold are actually purchased or otherwise obtained (as determined by a Warrantholder with respect to Warrants held by such Warrantholder).

“Time of Sale Prospects” has the meaning given to such term in the Distribution Agreement.

“Trading Disruption” means any suspension of or limitation imposed on trading by the Exchange or Related Exchange or otherwise and whether by reason of movements in price exceeding limits permitted by the Exchange or Related Exchange or otherwise (i) relating to the Shares on the Exchange or (ii) in futures or options contracts relating to the Shares on any Related Exchange.

“Transferable Stock Option” means the portion of a stock option granted by the Issuer pursuant to the Issuer’s 2004 Stock Plan or any future employee benefit plan adopted by the Board of Directors of the Issuer (as such stock option is modified if necessary after the date of grant to permit the transferability of such stock option) that has vested, at the time of transfer entitles the holder to purchase one Share, has a remaining term of at least six months and is held immediately prior to the time of transfer by an Eligible Employee. Options assumed by the Issuer in connection with acquisitions are not Transferable Stock Options.

“Transferable Stock Option Program” means the program created by the Issuer whereby Eligible Employees may sell Transferable Stock Options to Bidders via a web-based auction system managed by the Auction Manager.

“Valid Day” means a Scheduled Trading Day that is not a Disrupted Day.

“Warrant” means any warrant to purchase Shares acquired by a Bidder pursuant to the Transferable Stock Option Program and issued by the Issuer pursuant to the terms of this Warrant Agreement.

“Warrant Agent” has the meaning set forth in the preamble hereto.

“Warrant Entitlement” means, with respect to any Warrant, initially the warrant entitlement of the Transferable Stock Option that was automatically amended to create such Warrant pursuant to Section 2.01, subject to adjustment pursuant to the provisions of Article 4, Article 5 and Article 6 hereof.

“Warrant Termination Alternative” means the method by which the Issuer may satisfy any Payment Obligation by delivering Warrant Termination Delivery Property in lieu of cash, in accordance with the provisions of Section 5.07 and Section 5.08.

“Warrant Termination Delivery Property” means, with respect to the Warrants held by a Warrantholder, a number of Warrant Termination Delivery Units, as calculated by such Warrantholder, equal to the Payment Obligation divided by the Warrant Termination Unit Price. Such Warrantholder shall adjust the Warrant Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Warrant Termination Unit Price.

“Warrant Termination Delivery Unit” means, in the case of a Delisting, or an Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event, Tender Offer or Spin-off Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event, Tender Offer or Spin-off Event. If such Insolvency, Nationalization, Merger Event, Tender Offer or Spin-off Event involves a choice of consideration to be received by shareholders, such shareholder shall be deemed to have elected to receive the maximum possible amount of cash.

“Warrant Termination Unit Price” means, with respect to the Warrants held by a Warrantholder, the value of property contained in one Warrant Termination Delivery Unit on the date such Warrant Termination Delivery Units are to be delivered as Warrant Termination Delivery Property, as determined by such Warrantholder in its discretion by commercially reasonable means (determined by reference to the Market Price of any Shares included in the Warrant Termination Delivery Property if such Shares (a) do not bear any legends restricting their transfer and may be used by the relevant Warrantholder to close out open borrowings created in the course of such Warrantholder’s Hedging Activities related to its exposure under the Warrants or (b) are issued pursuant to Section 5.08(b)). In the case of a Private Placement Settlement of Warrant Termination Delivery Units that are Restricted Shares as set forth in Section 5.08, the Warrant Termination Unit Price shall be determined by reference to the discounted price applicable to such Warrant Termination Delivery Units. The determination of the value of such property shall be set forth in a notice delivered by such Warrantholder to the Issuer on the Exchange Business Day immediately succeeding the Cancellation Amount Notice Date.

“Warrantholder” means, with respect to any Warrants, the person in whose name such Warrants are listed on the Electronic Grid.

“2004 Stock Plan” means the Issuer’s employee benefit plan adopted by its Board of Directors on April 26, 2004, as amended or supplemented from time to time.

ARTICLE 2

CREATION AND ISSUANCE OF WARRANTS

Section 2.01. Creation of Warrants. (a) A Transferable Stock Option sold by an Eligible Employee to a Bidder pursuant to the Transferable Stock Option Program will be deemed to be issued under this Warrant Agreement and will automatically be amended on the Issue Date to provide (i) that the Expiration

Date for such Warrant shall be the date that is two years from the Issue Date or, if the remaining life of the Transferable Stock Option is less than two years, the date closest to the expiration date of such Transferable Stock Option that is less than the remaining life of such Transferable Stock Option and is a multiple of six months, (ii) that such Warrant shall be subject to automatic exercise as provided herein, (iii) that such Warrant shall be subject to Net Share Settlement or Full Physical Settlement at the election of the Issuer in accordance with Article 3 and (iv) that the only other terms of such Warrant shall be the terms set forth in this Warrant Agreement, except that the initial Warrant Entitlement and the initial Exercise Price with respect to such Warrant shall be the same as the warrant entitlement and the exercise price with respect to such Transferable Stock Option at the time of such sale.

Section 2.02. Initial Issuance and Form of Warrants. (a) Warrants issued hereunder shall be represented by this Warrant Agreement and the Electronic Grid maintained by the Warrant Agent. The purchase date of a Warrant (the “Purchase Date”) shall be the Exchange Business Day on which the Auction Manager delivers an electronic notice to the Warrant Agent that a Bidder’s bid for the related Transferable Stock Option has been matched with an order from an Eligible Employee pursuant to the Transferable Stock Option Program. If the successful Bidder is the Auction Manager, it shall pay the purchase price for the Transferable Stock Option relating to such Warrant to the Warrant Agent by wire transfer of immediately available funds not later than 5:00 p.m. New York time on the third Exchange Business Day following the Purchase Date. Not later than 5:00 p.m. New York time on the third Exchange Business Day following the Purchase Date, such Bidder, unless it is the Auction Manager, shall pay the purchase price for the Transferable Stock Option relating to such Warrant to the Auction Manager and, upon receipt of such payment, the Auction Manager shall pay such purchase price to the Warrant Agent by wire transfer of immediately available funds. The issue date of any such Warrant (the “Issue Date”) shall be the later of (i) the third Exchange Business Day following the Purchase Date and (ii) the date the Auction Manager delivers the proceeds of such sale to the Warrant Agent. The Warrant Agent shall, on the Issue Date, update the Electronic Grid to reflect the transfer of such Warrant by recording the Identification Number, the name of the Warrantholder, the Issue Date, the Expiration Date, the Warrant Entitlement and the Exercise Price of such Warrant. The Warrant Agent shall maintain and update the Electronic Grid on a continuous basis pursuant to the terms of this Warrant Agreement. The Issuer shall have continuous access to all information relating to the Warrants and this Warrant Agreement recorded on the Electronic Grid. The Warrant Agent shall, not later than the opening of business on each Exchange Business Day, provide each Warrantholder with a report of the information recorded on the Electronic Grid relating to the Warrants held by such Warrantholder as of the close of business on the immediately preceding Exchange Business Day.

(b) Each Warrant shall evidence the right, subject to the provisions of this Warrant Agreement and the information recorded on the Electronic Grid, to receive a number of Shares equal to the Net Shares or the Full Physical Shares, as the case may be, calculated in accordance with Section 3.02 hereof and subject to adjustment pursuant to the provisions of Article 4, Article 5 and Article 6 hereof.

Section 2.03. Limitations on Transfer. A Warrantholder shall not transfer any of its Warrants, the Warrant Agent shall not update the Electronic Grid to reflect the transfer of any Warrants, and transfers of Warrants by Warrantholders shall not be permitted pursuant to the Transferable Stock Option Program.

ARTICLE 3

EXERCISE AND SETTLEMENT OF WARRANTS

Section 3.01. Issuer’s Right to Elect Settlement Method. Subject to the provisions of this Warrant Agreement, the Issuer may elect upon 10 Exchange Business Days’ notice to the Warrant Agent (such notice to be delivered in a format agreed upon by the Warrant Agent) and each Warrantholder for Net Share Settlement or Full Physical Settlement to apply to exercises of Warrants. Such election shall be effective on the tenth Exchange Business Day after such notice is received by the Warrant Agent and each Warrantholder and shall apply to all Warrants exercised on such tenth Exchange Business Day and on each Exchange Business Day thereafter until a subsequent such notice becomes effective in accordance with this Section 3.01. If the Issuer fails to make an election pursuant to this Section 3.01, Full Physical Settlement shall apply to all exercises of Warrants until the Issuer makes a different election in accordance with this Section 3.01.

Section 3.02. Calculation of Shares Received upon Exercise.

(a) If Net Share Settlement is applicable with respect to the exercise of a Warrant, subject to the provisions of this Warrant Agreement, including Article 4, Article 5 and Article 6, the Warrantholder shall be entitled to receive from the Issuer upon exercise of such Warrant, without any payment therefor, a number of Shares (the “Net Shares”) equal to (i) the Warrant Entitlement multiplied by (ii) the sum, for each Valid Day during the Averaging Period, of the greater of (A) zero and (B) (x) the Relevant Price on such Valid Day less the Exercise Price, divided by (y) such Relevant Price, divided by (iii) 20. The relevant Warrantholder shall determine the number of Net Shares in accordance with this Section 3.02(a) and shall provide electronic notice of such number of Net Shares to the Warrant Agent and the Issuer not later than the Exchange Business Day immediately succeeding the last Valid Day of the relevant Averaging Period.

(b) If Full Physical Settlement is applicable with respect to the exercise of a Warrant, subject to the provisions of this Warrant Agreement, including Article 4, Article 5 and Article 6, the Warrantholder shall be entitled to receive from the Issuer upon exercise of such Warrant and payment of the Exercise Price in accordance with Section 3.05(b), a number of Shares (the “Full Physical Shares”) equal to the Warrant Entitlement.

Section 3.03. Procedure For Exercise. A Warrantholder may exercise a Warrant by delivering an electronic notice to the Warrant Agent that specifies the number of Warrants it elects to exercise and the Identification Numbers of such Warrants. The date on which a Warrantholder delivers such electronic notice to the Warrant Agent in accordance with this Section 3.03 is the “Exercise Date” hereunder, unless such date is not a Scheduled Trading Day or the Warrantholder delivers such notice after 4:00 p.m. New York City time on a Scheduled Trading Day, in which case the Exercise Date shall be the immediately succeeding Scheduled Trading Day, except that in no event shall an Exercise Date occur following the Expiration Date. A Warrantholder may exercise any number of whole Warrants.

Section 3.04. Automatic Exercise. Any Warrant not exercised prior to its Expiration Date will automatically be deemed to have been exercised for all purposes hereunder if on such Expiration Date such Warrant is In-the-Money, unless the relevant Warrantholder provides electronic notice to the Warrant Agent prior to 4:00 p.m. New York City time on the Expiration Date that it does not wish the Warrant to be automatically exercised, in which case the Warrant will terminate and become void as of 4:00 p.m. New York City time on the Expiration Date.

Section 3.05. Settlement of the Warrants.

(a) If Net Share Settlement is applicable with respect to the exercise of a Warrant, then on the Settlement Date, the Issuer shall cause to be delivered to the Warrantholder the Net Shares, together with cash, as provided in Section 3.06 hereof, in respect of any fractional Shares. Such Shares shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become the holder of record of such Shares as of the final Valid Day of the Averaging Period.

(b) If Full Physical Settlement is applicable with respect to the exercise of a Warrant, then on the Settlement Date, the Warrantholder shall deliver the Exercise Price to the Warrant Agent, and the Issuer shall cause to be delivered the Full Physical Shares to the Warrantholder, together with cash, as provided in Section 3.06 hereof, in respect of any fractional Shares. Such Shares shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become the holder of record of such Shares as of the date of payment by the Warrantholder of the Exercise Price. The Warrantholder shall pay the Exercise Price by federal wire or other immediately available funds payable to the order of the Issuer to the account maintained by the Warrant Agent specified pursuant to Section 9.16. All funds received by the Warrant Agent upon the exercise of the Warrants shall be deposited by the Warrant Agent for the account of the Issuer at Citigroup Global Markets Inc., unless the Issuer has previously instructed otherwise in writing.

(c) Any Shares or other securities delivered upon the exercise of Warrants shall be validly issued, fully-paid and non-assessable and shall be free of any pre-emptive or similar rights. Such Shares and other securities shall not bear any legends restricting their transfer to the extent that the exercising Warrantholder uses such Shares solely to close out open borrowings created in the course of such Warrantholder’s Hedging Activities related to its exposure under its Warrants. The Issuer and the Warrantholders acknowledge that registration under the Securities Act is not required for the delivery of Shares or other securities upon the exercise of Warrants if such Shares or other securities are used solely to close out open borrowings created in the course of the Warrantholders’ Hedging Activities related to their exposure under their Warrants. If, in the reasonable judgment of the relevant Warrantholder, the Shares or other securities delivered upon the exercise of its Warrants cannot be so used, such Warrantholder shall so notify the Issuer as soon as practicable and in any event not later than the second Exchange Business Day immediately succeeding the earlier to occur of the Exercise Date and the Expiration Date and the delivery of such Shares or other securities shall be made pursuant to Section 5.08 as if such Shares or other securities were Restricted Shares delivered under the Warrant Termination Alternative, and, for purposes of determining the date of such delivery and of notices relating to such delivery, by substituting the term “Exercise Date” or “Expiration Date”, as applicable, for the term “Cancellation Amount Notice Date” in Section 5.08.

Section 3.06. No Fractional Shares to Be Issued. Notwithstanding anything to the contrary contained in this Warrant Agreement, the Issuer shall not be required to issue any fraction of a Share or to distribute stock certificates that evidence fractional Shares upon exercise of any Warrants. If any fraction of a Share would, except for the provisions of this Section 3.06, be issuable on the exercise of any Warrant or Warrants, the Issuer shall cause to be delivered to the Warrantholder cash in lieu of any fractional Shares to be delivered valued at the Market Price on the Exercise Date (if Full Physical Settlement is applicable) or the last Valid Day of the Averaging Period (if Net Share Settlement is applicable). In determining whether any fractional Shares would be issued upon the exercise of any Warrants, the Issuer and the Warrant Agent shall aggregate all Warrants exercised by the same Warrantholder with the same Exercise Date.

ARTICLE 4

ADJUSTMENTS AND MODIFICATIONS TO THE WARRANTS

Section 4.01. Potential Adjustment Event. Following the declaration by the Issuer of the terms of any Potential Adjustment Event, a Warrantholder with respect to Warrants held by such Warrantholder shall determine whether such Potential Adjustment Event has a material effect on the theoretical value of the Shares or the Warrants and, if so, shall (i) make to each Warrant outstanding appropriate adjustment(s), if any, to any one or more of the Exercise Price, the Warrant Entitlement and the Expiration Date and, in each case, any other variable relevant to the exercise, settlement, payment or other terms of the Warrant as such Warrantholder determines appropriate to account for that effect (which, for the avoidance of doubt, may be different for each Warrant then outstanding) and (ii) determine the effective date(s) of the adjustment(s). In addition to the foregoing adjustment(s), such Warrantholder may, but need not, make adjustments to any Warrant to account for volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to such Warrant as a result of such Potential Adjustment Event. Such Warrantholder may (but need not) determine the appropriate adjustment(s) by reference to the adjustment(s) in respect of such Potential Adjustment Event made by an options exchange to options on the Shares traded on such options exchange. Notwithstanding the foregoing, the Warrantholders shall not be permitted to increase the Warrant Entitlement of their Warrants pursuant to this Section 4.01.

Section 4.02. Potential Warrant Entitlement Adjustment Event. Following the declaration by the Issuer of the terms of any Potential Warrant Entitlement Adjustment Event, a Warrantholder with respect to Warrants held by such Warrantholder shall determine whether such Potential Warrant Entitlement Adjustment Event has a material effect on the theoretical value of the Shares or the Warrants and, if so, shall (i) make to each Warrant outstanding appropriate adjustment(s), if any, to any one or more of the Exercise Price, the Warrant Entitlement and the Expiration Date and, in each case, any other variable relevant to the exercise, settlement, payment or other terms of the Warrant as such Warrantholder determines appropriate to account for that effect (which, for the avoidance of doubt, may be different for each Warrant then outstanding) and (ii) determine the effective date(s) of the adjustment(s). Such Warrantholder shall not make adjustments to any Warrant to account for volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to such Warrant as a result of such Potential Warrant Entitlement Adjustment Event. Such Warrantholder may (but need not) determine the appropriate adjustment(s) by reference to the adjustment(s) in respect of such Potential Adjustment Event made by an options exchange to options on the Shares traded on such options exchange.

Section 4.03. Correction of Share Prices. In the event that any price or level published on the Exchange that is utilized for any calculation or determination made under this Warrant Agreement is subsequently corrected and the correction is published by the Exchange within one Settlement Cycle after the original publication, a Warrantholder with respect to Warrants held by such Warrantholder shall determine the amount, if any, that is payable or deliverable as a result of that correction, and, to the extent necessary, shall adjust the terms of any of its Warrants thereby affected to account for such correction.

ARTICLE 5

EXTRAORDINARY EVENTS

Section 5.01. Consequences of Merger Event. In respect of any Merger Event, on or after the Merger Date, a Warrantholder shall with respect to each Warrant held by such Warrantholder either (i)(A) make such adjustment to the exercise, settlement, payment or any other terms of such Warrant (which, for the avoidance of doubt, may be different for different Warrants) as such Warrantholder determines appropriate to account for the economic effect on such Warrant of such Merger Event (including adjustments to account for changes to volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to such Warrant), which may (but need not) be determined by reference to the adjustment(s) made in respect of such Merger Event by an options exchange to options on the Shares traded on such options exchange, except that such Warrantholder shall not be permitted to increase the Warrant Entitlement of any such Warrant in respect of such Merger Event, and (B) determine the effective date of that adjustment, or (ii) if such Warrantholder determines that no adjustment that it could make under clause (i) will produce a commercially reasonable result with respect to such Warrant, notify the Issuer that the relevant consequence shall be the termination of such Warrant and such Warrantholder shall determine the Cancellation Amount. In making its determination under clause (ii) of the preceding sentence, the relevant Warrantholder may take into account its views as to whether it would be necessary or advisable in connection with any adjustment under clause (i) to register any short sales of New Shares or any other securities to establish a new Hedge Position with respect to its Warrants as a consequence of such Merger Event. Any such Cancellation Amount shall be payable by the Issuer to the relevant Warrantholder pursuant to Section 6.06.

Section 5.02. Consequences of Tender Offer. In respect of any Tender Offer, whether by the Issuer, any of its Affiliates or any other entity, for 50% or more of the outstanding Shares, on or after the Tender Offer Date, the Issuer and the Shares will not change, but a Warrantholder shall with respect to each Warrant then held by such Warrantholder either (i)(A) make such adjustment to the exercise, settlement, payment or any other terms of such Warrant (which, for the avoidance of doubt, may be different for different Warrants) as such Warrantholder determines appropriate to account for the economic effect on such

Warrant of such Tender Offer (including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Warrant), which may (but need not) be determined by reference to the adjustment(s) made in respect of such Tender Offer by an options exchange to options on the Shares traded on such options exchange, except that such Warrantholder shall not be permitted to increase the Warrant Entitlement of any such Warrant in respect of such Tender Offer, and (B) determine the effective date of that adjustment, or (ii) if such Warrantholder determines that no adjustment that it could make under clause (i) will produce a commercially reasonable result with respect to such Warrant, notify the Issuer that the relevant consequence shall be the termination of such Warrant and such Warrantholder shall determine the Cancellation Amount. In making its determination under clause (ii) of the preceding sentence, the relevant Warrantholder may take into account its views as to whether it would be necessary or advisable in connection with any adjustment under clause (i) to register any short sales of Shares or any other securities to establish a new Hedge Position with respect to its Warrants as a consequence of such Tender Offer. Any such Cancellation Amount shall be payable by the Issuer to the relevant Warrantholder pursuant to Section 6.06.

Section 5.03. Settlement Following a Merger Event.

(a) If New Shares are required to be delivered in relation to a Warrant that has been adjusted pursuant to Section 5.01 following a Merger Event, then the Issuer (or successor thereto in such Merger Event) shall deliver the New Shares in accordance with the terms of settlement, provided that if on the Settlement Date a holder of the Shares would not yet have received the New Shares to which it is entitled, the Settlement Date with respect to such New Shares will be postponed to the first Clearance System Business Day falling on or after the first day on which a holder of the Shares, having received the New Shares, would be able to deliver such New Shares to the other party.

(b) If Other Consideration is required to be delivered in relation to a Warrant that has been adjusted pursuant to Section 5.01 following a Merger Event, then the Issuer (or successor thereto in such Merger Event) shall deliver the Other Consideration in a commercially reasonable manner in accordance with the reasonable directions of the affected Warrantholder as soon as reasonably practicable after the later of (i) the Settlement Date and (ii) the first day on which a holder of the Shares, having received the Other Consideration, would be able to deliver such Other Consideration to the other party.

Section 5.04. Composition of Combined Consideration. In respect of any Share-for-Combined Merger Event and each outstanding Warrant:

(a) to the extent that the composition of the Combined Consideration could be determined by a holder of a number of Shares equal to the Warrant

Entitlement and a holder of Shares could receive New Shares as part of the Combined Consideration, the Combined Consideration shall be deemed to be New Shares to the maximum value permitted; and

(b) if a holder could make any other election with respect to the composition of Combined Consideration other than New Shares, the affected Warrantholder will, in its sole discretion, determine the composition.

Section 5.05. Nationalization, Insolvency and Delisting. Either the Issuer, the Warrant Agent or a Warrantholder shall, upon becoming aware of the occurrence of a Nationalization, Insolvency or Delisting, promptly notify the Issuer, the Warrant Agent and each Warrantholder of such event; provided that if a Warrantholder becomes aware of such an event, such Warrantholder must notify only the Issuer and the Issuer shall promptly notify the other Warrantholders and the Warrant Agent. Following any such event, the Warrants shall be cancelled as of the Announcement Date and each Warrantholder will determine the Cancellation Amount with respect to Warrants held by such Warrantholder. Such Cancellation Amounts shall be payable by the Issuer to the relevant Warrantholders pursuant to Section 6.06.

Section 5.06. Consequences of Spin-off Events. In respect of any Spin-off Event, the Issuer and the Shares will not change, but a Warrantholder, with respect to Warrants held by such Warrantholder, shall (i)(A) make such adjustments to the exercise, settlement, payment or any other terms of its Warrants (which, for the avoidance of doubt may be different for different Warrants) as such Warrantholder determines appropriate to account for the economic effect on such Warrants of such Spin-off Event (including, without limitation, adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to such Warrants), which may (but need not) be determined by reference to the adjustment(s) made in respect of such Spin-off Event by an options exchange to options on the Shares traded on such options exchange, except that such Warrantholder shall not be permitted to increase the Warrant Entitlement of any such Warrant as a consequence of such Spin-off Event, and (B) determine the effective date of that adjustment, or (ii) if such Warrantholder determines that no adjustment that it could make under clause (i) will produce a commercially reasonable result with respect to such Warrant, notify the Issuer that the relevant consequence shall be the termination of such Warrant, in which case such Warrantholder will determine the Cancellation Amount with respect to its Warrants. In making its determination under clause (ii) of the preceding sentence, the relevant Warrantholder may take into account its views as to whether it would be necessary or advisable in connection with any adjustment under clause (i) to register any short sales of Shares or any other securities to establish a new Hedge Position with respect to its Warrants as a consequence of such Spin-off Event. Any such Cancellation Amount shall be payable by the Issuer to the relevant Warrantholder pursuant to Section 6.06.

Section 5.07. Alternative Calculations and Payment on Certain Extraordinary Events. (a) If the Issuer shall owe a Warrantholder any Cancellation Amount pursuant to Section 5.01, Section 5.02, Section 5.05 or Section 5.06 (except in the event of an Insolvency, a Nationalization, a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to any Additional Disruption Event (a “Payment Obligation”), the Issuer shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Warrant Termination Alternative by giving irrevocable telephonic notice to the relevant Warrantholder between the hours of 9:00 a.m. and 4:00 p.m. New York City time on the first Exchange Business Day following the Cancellation Amount Notice Date.

(b) If the Issuer elects in accordance with Section 5.07(a) for the Payment Obligation to be satisfied by the Warrant Termination Alternative, the Issuer shall deliver to the Warrantholder the Warrant Termination Delivery Property in accordance with Section 5.08 in satisfaction of the Payment Obligation. The Issuer and the Warrantholders acknowledge that registration under the Securities Act is not required for the delivery of Shares or other securities included in the Warrant Termination Delivery Property upon the satisfaction of a Payment Obligation if such Shares or other securities are used solely to close out open borrowings created in the course of the Warrantholders’ Hedging Activities related to their exposure under their Warrants. If, in the reasonable judgment of the relevant Warrantholder, the Shares or other securities to be delivered upon the satisfaction of a Payment Obligation cannot be so used, such Warrantholder shall so notify the Issuer not later than the second Exchange Business Day immediately succeeding the relevant Cancellation Amount Notice Date, and the delivery of such Shares or other securities shall be made pursuant to Section 5.08.

(c) Any securities included in the Warrant Termination Delivery Property and delivered to satisfy a Payment Obligation shall be validly issued, fully-paid and non-assessable and shall be free of any pre-emptive or similar rights. Unless the relevant Warrantholder notifies the Issuer as contemplated in Section 5.07(b), any such securities delivered in connection with a Payment Obligation shall not bear any legends restricting their transfer.

Section 5.08. Registration/Private Placement Procedures. If, in the reasonable opinion of a Warrantholder, any Shares or other securities included in the Warrant Termination Delivery Property to be delivered to such Warrantholder pursuant to the Warrant Termination Alternative would in the hands of such Warrantholder be subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or other securities pursuant to any applicable federal or state securities law (“Restrictions”) (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or other securities being “restricted securities,” as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or other securities being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or other securities, “Restricted Shares”), then, as soon as practicable and in any event not later than the second Exchange Business Day immediately succeeding the Cancellation Amount Notice Date, such Warrantholder shall provide notice of such determination to Issuer and delivery of such Restricted Shares shall be effected pursuant to either Section 5.08(a) or Section 5.08(b) at the election of the Issuer. If the Issuer elects the Warrant Termination Alternative in accordance with Section 5.07 hereof and the Warrantholder provides notice of its determination in accordance with this Section 5.08 that the Warrant Termination Delivery Property to be delivered in such Warrant Termination Alternative would include Restricted Shares, then the Issuer shall, not later than the third Exchange Business Day immediately succeeding the Cancellation Amount Notice Date, notify such Warrantholder whether a Private Placement Settlement or Registration Settlement would apply to the delivery of such Warrant Termination Delivery Property. As used in this Section 5.08, the term “Restricted Shares” shall not include any Shares or other securities included in the Warrant Termination Delivery Property if, in the reasonable judgment of the relevant Warrantholder, it may use such Shares or other securities, without having to comply with any Restrictions, to close out open borrowings created in the course of such Warrantholder’s Hedging Activities related to its exposure under the relevant Warrants.

(a) If the Issuer elects to satisfy its Payment Obligation pursuant to this Section 5.08(a) (a “Private Placement Settlement”), then delivery of Restricted Shares by the Issuer shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to such Warrantholder; provided that the Issuer may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by the Issuer to the Warrantholder of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by the Warrantholder. The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to such Warrantholder due diligence rights (for such Warrantholder or any designated buyer of the Restricted Shares by such Warrantholder), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to such Warrantholder. In the case of a Private Placement Settlement, such Warrantholder shall determine the appropriate discount to the Warrant Termination Unit Price applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the amount of such Restricted Shares to be delivered to such Warrantholder or hereunder and shall deliver notice to the Issuer of its determination of such discount and amount as soon as practicable but in no event later than the sixth Exchange Business Day following the Cancellation Amount Notice Date.

The date of delivery of such Restricted Shares (the “Private Placement Deadline”) shall be the twelfth Exchange Business Day following the Cancellation Amount Notice Date. For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due in accordance with Section 6.06.

(b) If the Issuer elects to satisfy its Payment Obligation pursuant to this Section 5.08(b) (a “Registration Settlement”), then the Issuer shall promptly, but in any event no later than the twelfth Exchange Business Day following the Cancellation Amount Notice Date (the “Registration Deadline”), file and use its reasonable best efforts to make effective under the Securities Act a registration statement or an amendment to an outstanding registration statement, in either case for a primary offering of securities, in form and substance reasonably satisfactory to such Warrantholder to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities, due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to such Warrantholder. If such Warrantholder is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Registration Deadline and ending on the earliest of (x) the Exchange Business Day on which the Warrantholder completes the sale of all Restricted Shares or, in the case of settlement of Warrant Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales exceed the Payment Obligation, (y) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(1) or (2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144(k) (or any similar provision then in force) or Rule 145(d)(3) (or any similar provision then in force) under the Securities Act. If the Payment Obligation exceeds the realized net proceeds from such resale, the Warrantholder shall so notify the Issuer and the Issuer shall transfer to the Warrantholder by the open of the regular trading session on the Exchange on the Exchange Business Day immediately following the date the Warrantholder delivers such notice, the amount of such excess (the “Additional Amount”) in cash or in a number of Restricted Shares (“Make-whole Shares”) in an amount that, based on the Relevant Price on the last Valid Day on which the Warrantholder sold Restricted Shares that were already delivered, has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If the Issuer elects to pay the Additional Amount in Restricted Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero.

(c) Without limiting the generality of the foregoing, the Issuer agrees that any Restricted Shares delivered to the Warrantholder as purchaser of such Restricted Shares may be transferred by and among such Warrantholder’s Affiliates and the Issuer shall effect such transfer without any further action by the Warrantholder, and that after the date upon which such Restricted Shares may be sold or transferred by the Warrantholder pursuant to Rule 144(k) (or any similar provision then in force), the Issuer shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon delivery by the Warrantholder or its Affiliates, as the case may be, to the Issuer or such transfer agent of seller’s and broker’s representation letters customarily delivered by the Warrantholder in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by the Warrantholder or its Affiliates, as the case may be.

(d) Notwithstanding the foregoing provisions of this Section 5.08, if the Issuer shall fail to fulfill the requirements described in Section 5.08(a) or Section 5.08(b) by the Private Placement Deadline or the Registration Deadline, as applicable, at the Issuer’s election, the Issuer and the applicable Warrantholder will work together in good faith to calculate any unwind or other costs caused by such failure and to extend such dates to the extent reasonably necessary to allow the Issuer to fulfill those requirements or otherwise unwind or settle the applicable Warrants. If the Issuer does not so elect, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an event for which the relevant Warrantholder shall determine a Cancellation Amount. Any such Cancellation Amount shall be payable in cash by the Issuer to the relevant Warrantholder or Bidder, as the case may be, pursuant to Section 6.06 and Section 6.07.

ARTICLE 6

ADDITIONAL DISRUPTION EVENTS

Section 6.01. Consequences of Change in Law, Change in Accounting or Insolvency Filing. Upon the occurrence of an Insolvency Filing or if the Issuer or Warrantholder determines that a Change in Law has occurred, the Issuer or the relevant Warrantholder may elect to terminate the relevant Warrants upon at least two Scheduled Trading Days’ notice to the Issuer or such Warrantholder, as the case may be, specifying the date of such termination (or such lesser notice as may be required to comply with the Change in Law), in which event the relevant Warrants shall be terminated and such Warrantholder shall determine the Cancellation Amount. If the Issuer determines that a Change in Accounting has occurred, the Issuer may elect to terminate the Warrants upon at least [10] Scheduled Trading Days’ notice to the Warrant Agent and the Warrantholders, specifying the date of such termination, in which event the Warrants shall be terminated on such date (or if such date is not an Exchange Business Day, on the immediately succeeding Exchange Business Day), and the relevant Warrantholders shall determine the Cancellation Amount; provided that such election shall have no force or effect unless the Issuer certifies to the relevant Warrantholders in such notice that, as of the date of such notice, (A) the Issuer is not aware of any material nonpublic information regarding the Issuer or the Shares and (B) all reports and other documents filed by the Issuer with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. Any such Cancellation Amount shall be payable by the Issuer to the relevant Warrantholder pursuant to Section 6.06.

Section 6.02. Consequence of Hedging Disruption. If a Warrantholder determines that a Hedging Disruption has occurred with respect to any of its Warrants, the relevant Warrantholder may elect, while the Hedging Disruption is continuing, to terminate the relevant Warrants, upon at least two Scheduled Trading Days’ notice to the Issuer, specifying the date of such termination, in which event such Warrantholder shall determine the Cancellation Amount. Any such Cancellation Amount shall be payable by the Issuer to the relevant Warrantholder pursuant to Section 6.06.

Section 6.03. Consequence of Loss of Stock Borrow. If a Warrantholder determines that a Loss of Stock Borrow has occurred with respect to any of its Warrants, the relevant Warrantholder may give notice to the Issuer that a Loss of Stock Borrow has occurred, who may refer the Warrantholder to a Lending Party that will lend the Warrantholder Shares in an amount equal to the Hedging Shares in respect of such Warrants at a rate equal to or less than the Maximum Stock Loan Rate, within two Scheduled Trading Days of receipt of the notice of Loss of Stock Borrow. If the Lending Party does not lend Shares in the amount of the Hedging Shares or a satisfactory Lending Party is not identified within this period, the Warrantholder may give notice to the Issuer that it elects to terminate the relevant Warrants, specifying the date of such termination, which may be the same day that the notice of termination is effective, in which event such

Warrantholder shall determine the Cancellation Amount. Any such Cancellation Amount shall be payable by the Issuer to the relevant Warrantholder pursuant to Section 6.06.

Section 6.04. Loss of Stock Borrow and Hedging Disruption. If an event or circumstance that would otherwise constitute or give rise to a Hedging Disruption also constitutes a Loss of Stock Borrow, it will be treated as a Loss of Stock Borrow and will not constitute a Hedging Disruption.

Section 6.05. Form of Shares. Any Shares provided by the Lending Party in respect of a Loss of Stock Borrow shall be in book-entry form and freely tradable without any restrictions on transfer under relevant law and the lending of such Shares shall be documented under documentation acceptable to the relevant Warrantholder.

Section 6.06. Payment of Cancellation Amount. Any Cancellation Amount payable by the Issuer to the Warrantholder shall be paid by the Issuer not later than three Exchange Business Days following the date (the “Cancellation Amount Notice Date”) that notice of the determination by such Warrantholder of such amount is effective, which notice shall be provided promptly following such determination.

Section 6.07. Cancellation Amount.

(a) Any Cancellation Amount shall be determined by the affected Warrantholder, which shall act in good faith and use commercially reasonable procedures in order to produce a commercially reasonable result. Each Cancellation Amount shall be determined as of the date that the relevant Warrant was terminated, or, if that would not be commercially reasonable, as of the date or dates following the relevant date as would be commercially reasonable.

(b) In determining a Cancellation Amount, the affected Warrantholder may consider any relevant information, including, without limitation, one or more of the following types of information:

(i) quotations (either firm or indicative) for replacement transactions supplied by one or more third parties that may take into account the current creditworthiness of such Warrantholder at the time the quotation is provided and the terms of any relevant documentation, including credit support documentation, between such Warrantholder and the third party providing the quotation; or

(ii) information consisting of relevant market data in the relevant market supplied by one or more third parties including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market.

(c) The affected Warrantholder shall consider, taking into account the standards and procedures described in this definition, quotations pursuant to Section 6.07(b)(i) or relevant market data pursuant to Section 6.07(b)(ii) unless such Warrantholder reasonably believes in good faith that such quotations or relevant market data are not readily available or would produce a result that would not satisfy those standards. When considering information described in Section 6.07(b)(i) or Section 6.07(b)(ii) above, such Warrantholder may include costs of funding, to the extent costs of funding are not and would not be a component of the other information being utilized. Third parties supplying quotations pursuant to Section 6.07(b)(i) above or market data pursuant to Section 6.07(b)(ii) above may include, without limitation, dealers in the relevant markets, end-users of the relevant product, information vendors, brokers and other sources of market information.

(d) Without duplication of amounts calculated based on information described in Section 6.07(b)(i) or Section 6.07(b)(ii) above, or other relevant information, and when it is commercially reasonable to do so, the affected Warrantholder may in addition consider in calculating a Cancellation Amount any loss or cost incurred in connection with such Warrantholder’s terminating, liquidating or re-establishing any hedge related to such Warrant (or any gain resulting from any of them) but only to the extent that the sum of any such losses or costs does not exceed the amount that otherwise would have been incurred in connection with terminating, liquidating or re-establishing such hedge, assuming that such hedge had been established and maintained in a commercially reasonable manner.

(e) Commercially reasonable procedures used in determining a Cancellation Amount may include the following:

(i) application to relevant market data from third parties pursuant to Section 6.07(b)(ii) above of pricing or other valuation models that are, at the time of the determination of the Cancellation Amount, used by the affected Warrantholder in the regular course of its business in pricing or valuing transactions between such Warrantholder and unrelated third parties that are similar to the relevant Warrant or Transferable Stock Option; and

(ii) application of different valuation methods to the relevant Warrant or Transferable Stock Option depending on the type, complexity or size of the relevant Warrant or Transferable Stock Option.

ARTICLE 7

NOTICES OF ADJUSTMENT

Section 7.01. Adjustment of Exercise Price, Warrant Entitlement and Share Number. Whenever an adjustment to the Warrant Entitlement, the Exercise Price, the Expiration Date or any other variable relevant to the exercise, settlement, payment or any other terms of the Warrants is made (including the determination that the Warrants be terminated) pursuant to Article 4, Article 5 or Article 6, the affected Warrantholder shall so notify the Issuer and the Warrant Agent. The Issuer hereby authorizes and directs the Warrant Agent promptly to reflect such adjustments in the information concerning the Warrants that is recorded on the Electronic Grid.

Section 7.02. Limitations on Settlement by the Issuer; Reservation of Shares. (a) Notwithstanding anything herein or in the Warrants to the contrary, in no event shall the Issuer be required to deliver Shares in connection herewith or therewith in excess of 28,055,030 Shares (subject to adjustment in the case of stock splits, reverse stock splits and stock dividends, the “Capped Number”). The Issuer represents and warrants (which shall be deemed to be repeated on each day that any Warrant is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares that are not reserved for future issuance in connection with transactions in the Shares (other than the Warrants) on the date of the determination of the Capped Number (such Shares, the “Available Shares”). In the event the Issuer shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 7.02 (the resulting deficit, the “Deficit Shares”), the Issuer shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by the Issuer or any of its subsidiaries after the date hereof (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) the Issuer additionally authorizes any unissued Shares that are not reserved for other transactions. The Issuer shall immediately notify the Warrant Agent and the Warrantholders of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii), or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter. The Issuer shall not take any action to decrease the number of Available Shares below the Capped Number and shall notify the Warrant Agent and the Warrantholders if the full number of Shares issuable upon the exercise of all outstanding Warrants (assuming that all such Warrants are subject to Full Physical Settlement) exceeds 75% of the Capped Number. The Issuer covenants that all Shares delivered pursuant to this Warrant Agreement or the Warrants shall be duly and validly issued, fully paid and non-assessable.

(b) The Issuer agrees to authorize and direct its current and future transfer agents for the Shares at all times to reserve such number of authorized Shares as shall be requisite for such purpose. The Warrant Agent is hereby authorized to requisition from time to time from any such transfer agents stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Warrant Agreement, and the Issuer agrees to authorize and direct such transfer agents to comply with all such requests of the Warrant Agent. The Issuer will supply such transfer agents with duly executed stock certificates for such purposes and will provide or otherwise make available any cash that may be payable for fractional shares as provided in this Article 7 and Section 3.06.

Section 7.03. Condition Precedent to Reduction of Exercise Price Below Par Value of Shares; Compliance with Governmental Requirements. (a) Before a Warrantholder may take any action that would cause an adjustment reducing the Exercise Price to be below the then-par value of any of the Shares issuable upon exercise of the Warrants, the Issuer shall take any corporate action that may, in the opinion of its counsel (which may be counsel employed by the Issuer), be necessary in order that the Issuer may validly and legally issue fully paid and non-assessable Shares at such adjusted Exercise Price.

(b) The Issuer covenants that if any Shares required to be reserved for purposes of exercise of Warrants require, under any federal or state law or rule or regulation of any national securities exchange, approval of any governmental authority or listing on any national securities exchange before such Shares may be issued upon exercise, the Issuer will in good faith and as expeditiously as possible cause such Shares to be duly approved or listed on the relevant national securities exchange, as the case may be.

Section 7.04. Warrant Agent Not Responsible for Adjustments or Validity of Stock. The Warrant Agent shall not at any time be under any duty or responsibility to any Warrantholder to determine whether any facts exist that may require an adjustment of the Exercise Price, the Warrant Entitlement, the Expiration Date or any other term of the Warrants, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental agreement provided to be employed, in making the same. The Warrant Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Shares or of any securities or property that may at any time be issued or delivered upon the exercise of any Warrant or upon any adjustment pursuant to Article 4, Article 5 or Article 6, and it makes no representation with respect thereto. The Warrant Agent shall not be responsible for any failure of the Issuer to make any cash payment or to issue, transfer or deliver any Shares or stock certificates or other securities or property or scrip upon the surrender of any Warrant for the purpose of exercise or upon any adjustment pursuant to Article 4, Article 5 or Article 6, or to comply with any of the covenants of the Issuer contained in this Article 7.

ARTICLE 8

OTHER PROVISIONS RELATING TO RIGHTS OF WARRANTHOLDERS

Section 8.01. No Rights as Shareholders. Nothing contained in this Warrant Agreement or the Electronic Grid shall be construed as conferring on any Warrantholder any rights whatsoever as a shareholder of the Issuer, including but not limited to, the right to vote at, or to receive notice of, any meeting of shareholders of the Issuer; nor shall the consent of any such Warrantholder be required with respect to any action or proceeding of the Issuer; nor shall any such Warrantholder, by reason of the ownership or possession of a Warrant, have any right to receive any cash dividends, stock dividends, allotments or rights, or other distributions (except as specifically provided herein), paid, allotted or distributed or distributable to the shareholders of the Issuer prior to the date such Warrantholder becomes the holder of record of the Shares upon exercise of Warrants as specified in Section 3.05.

Section 8.02. Equity Rights. Each Warrantholder acknowledges and agrees that the Warrants issued to it are not intended to convey to such Warrantholder rights with respect to such Warrants that are senior to the claims of common stockholders in the event of the Issuer’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during the Issuer’s bankruptcy to any claim arising as a result of a breach by the Issuer of any of its obligations under the Warrants or this Warrant Agreement. For the avoidance of doubt, the parties acknowledge that the Warrants are not secured by any collateral that would otherwise secure the obligations of the Issuer hereunder or pursuant to any other agreement.

ARTICLE 9

CONCERNING THE WARRANT AGENT AND OTHER MATTERS

Section 9.01. Payment of Certain Taxes. The Issuer will promptly pay all taxes and charges that may be imposed upon the Issuer or the Warrant Agent in respect of the delivery of Shares or any other securities or property upon the exercise or termination of Warrants, but the Issuer shall not be required to pay any tax that may be payable in respect of any transfer involved in the initial issuance and delivery of any Shares upon the exercise of Warrants in a name other than that of the Warrantholder, and the Issuer shall not be required to issue or deliver such Shares unless and until the person or persons requesting the issuance thereof shall have paid to the Issuer the amount of such tax or shall have established to the satisfaction of the Issuer that such tax has been paid.

Section 9.02. Change of Warrant Agent.

(a) No resignation or removal of the Warrant Agent and no appointment of a successor Warrant Agent pursuant to this Section 9.02 shall become effective until the acceptance of appointment by the successor Warrant Agent.

(b) The Warrant Agent, or any successor to it hereafter appointed, may resign at any time by giving written notice thereof to the Issuer and each Warrantholder. Upon the Issuer’s receipt of such notice of resignation, the Issuer shall promptly appoint a successor Warrant Agent by written instrument, in duplicate, executed by order of the Issuer’s Board of Directors, one copy of which instrument shall be delivered to the resigning Warrant Agent and one copy to the successor Warrant Agent. If no successor Warrant Agent shall have been so appointed and have accepted appointment 60 days after the delivery of the Warrant Agent’s notice of resignation to the Issuer and the Warrantholders, the resigning Warrant Agent may, upon ten Exchange Business Days’ notice to the Issuer and the Warrantholders, appoint a successor identified in such notice or may petition, at the expense of the Issuer, any court of competent jurisdiction for the appointment of a successor Warrant Agent, or, any Warrantholder may, on behalf of himself and all others similarly situated, petition any such court for the appointment of a successor Warrant Agent. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor Warrant Agent.

(c) The Warrant Agent may be removed by the Issuer at any time upon 30 days’ written notice to the Warrant Agent; provided, however, that the Issuer shall not remove the Warrant Agent until a successor Warrant Agent meeting the qualifications hereof shall have been appointed.

(d) Any successor Warrant Agent, whether appointed by the Issuer or by the Warrantholders, shall be a corporation organized, in good standing and doing business under the laws of the United States of America or any state thereof or the District of Columbia, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority and having a combined capital and surplus of not less than $50,000,000. If such successor Warrant Agent publishes reports of condition at least annually, pursuant to law or to the requirements of any supervising or examining authority, then for the purposes of this Section 9.02 the combined capital and surplus of such successor Warrant Agent shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. Furthermore, any successor Warrant Agent shall be provided with all the data concerning the Warrants then recorded on the Electronic Grid in such reasonable form at no cost to the predecessor Warrant Agent as to enable the successor Warrant Agent to make prompt updates to such data relating to the terms of the Warrants. Any such successor Warrant Agent shall not have access to the Electronic Grid itself. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Issuer, an instrument transferring to such successor Warrant Agent all the authority, powers and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent, the Issuer shall make, execute, acknowledge and deliver any and all instruments in writing to more fully and effectually vest in and conform to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations. Notwithstanding the foregoing, the predecessor Warrant Agent shall be entitled to all fees payable by the Issuer and accrued prior to the effectiveness of the termination of such predecessor Warrant Agent. Upon assumption by a successor Warrant Agent of the duties and responsibilities hereunder, the predecessor Warrant Agent shall deliver and transfer, at the expense of the Issuer, to the successor Warrant Agent any property at the time held by it hereunder and all current data contained in the Electronic Grid. As soon as practicable after such appointment, the Issuer shall give notice thereof to the predecessor Warrant Agent, the Warrantholders and each transfer agent for the Shares. Failure to give such notice, or any defect therein, shall not affect the validity of the appointment of the successor Warrant Agent.

(e) Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, shall be the successor Warrant Agent under this Warrant Agreement without any further act.

Section 9.03. Reliance on Counsel. The Warrant Agent may consult with legal counsel (who may be legal counsel for the Issuer), and the opinion of such counsel or any advice of legal counsel subsequently confirmed by a written opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent, as to any action taken or omitted by it in good faith and in accordance with such written opinion or advice.

Section 9.04. Proof of Actions Taken. Whenever in the performance of its duties under this Warrant Agreement the Warrant Agent shall deem it necessary or desirable that any matter be proved or established by the Issuer prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence on the part of the Warrant Agent be deemed to be conclusively proved and established by an Officer’s Certificate delivered to the Warrant Agent; and

such Officer’s Certificate shall, in the absence of gross negligence on the part of the Warrant Agent be full warrant to the Warrant Agent for any action taken, suffered or omitted in good faith by it under the provisions of this Warrant Agreement in reliance upon such certificate; but in its discretion the Warrant Agent may in lieu thereof accept other evidence of such fact or matter or may require such further or additional evidence as to it may seem reasonable.

Section 9.05. Correctness of Statements. The Warrant Agent shall not be liable for or by reason of any of the statements of fact contained in this Warrant Agreement or be required to verify the same, and no such statements shall be deemed to have been made by the Warrant Agent. Neither the Warrant Agent nor any Warrantholder shall be liable for or by reason of any recitals contained in this Warrant Agreement or be required to verify the same, and all such recitals are and shall be deemed to have been made by the Issuer only.

Section 9.06. Validity of Agreement. The Warrant Agent shall not be under any responsibility in respect of the validity of this Warrant Agreement or any Warrant; nor shall it be responsible for any breach by the Issuer of any covenant or condition contained in this Warrant Agreement (including with reference to the terms of a Warrant set forth in the Electronic Grid); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Shares to be issued pursuant to any Warrants or as to whether any Shares will, when issued, be validly issued and fully paid and nonassessable.

Section 9.07. Use of Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents and the Warrant Agent shall not be responsible for the misconduct or negligence of any agent or attorney, provided due care had been exercised in the appointment and continued employment thereof.

Section 9.08. Liability of Warrant Agent and the Warrantholders. The Warrant Agent shall not incur any liability or have responsibility to any Warrantholder and no Warrantholder shall incur any liability or have any responsibility to the Warrant Agent or any other Warrantholder for any action taken or any determination made by it in good faith and in a commercially reasonable manner or in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

Section 9.09. Legal Proceedings. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Issuer or one or more Warrantholders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity.

Section 9.10. Other Transactions in Securities of the Issuer. The Warrant Agent in its individual or any other capacity may become the owner of the Warrants or other securities of the Issuer, or the Warrant Agent or any Warrantholder may become pecuniarily interested in any transaction in which the Issuer may be interested, or contract with or lend money to the Issuer or otherwise act as fully and freely as though it were not Warrant Agent or a Warrantholder, as the case may be, under this Warrant Agreement. Nothing herein shall preclude the Warrant Agent or the Warrantholders from acting in any other capacity for the Issuer or for any other legal entity.

Section 9.11. Actions as Agent. The Warrant Agent shall act hereunder solely as agent and not in a fiduciary capacity, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in good faith in connection with this Warrant Agreement except for its own gross negligence or willful misconduct or bad faith.

Section 9.12. Appointment and Acceptance of Agency. The Issuer hereby appoints the Warrant Agent to act as agent for the Issuer in accordance with the instructions set forth in this Warrant Agreement, and the Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth.

Section 9.13. Calculations, Determinations and Adjustments by Warrantholders. Any and all calculations, determinations and adjustments (“Calculations”) made by any Warrantholder pursuant to the terms of this Warrant Agreement shall be made in good faith and in a commercially reasonable manner so as to preserve the economic value of such Warrantholder’s Warrants, without regard as to whether such Calculations benefit or disadvantage such Warrantholder, on the one hand, or the Issuer, on the other. As soon as practicable following the date any such Calculation becomes effective, the Warrantholder making such Calculation shall provide to the Issuer an electronic report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail any and all assumptions, including, but not limited to, the value of the Shares, volatility, stock loan rate, liquidity, and risk-free rate of interest relevant to the Shares and/or to the Warrants underlying such Calculation.

Section 9.14. Supplements and Amendments. The parties hereto shall not amend or supplement this Warrant Agreement or the terms of any Warrant without the consent of each party hereto, except that (i) the Issuer may amend the

Exercise Price, Expiration Date, Warrant Entitlement or Number of Shares with respect to any particular Warrants with the consent of the relevant Warrantholder and (ii) the Issuer may, without the consent of any other party hereto, amend this Warrant Agreement to add as a Warrantholder under this Warrant Agreement a registered broker-dealer that has been appointed by the Issuer as a Bidder under the Bidding Rules Agreement and the Distribution Agreement (and/or an Affiliate of such registered broker-dealer).

Section 9.15. Successors and Assigns. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Issuer, the Warrant Agent or any Warrantholder shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 9.16. Notices. Any notice or demand authorized by this Warrant Agreement to be given or made to or on the Issuer shall be sufficiently given or made if sent by mail first-class, postage prepaid, addressed (until another address is filed in writing by the Issuer), as follows:

Google Inc.

1600 Amphitheater Parkway

Mountain View, CA 94043

Attention: Chief Financial Officer

Any notice or demand authorized by this Warrant Agreement to be given or made to or on the Warrant Agent shall be sufficiently given or made if sent by mail first-class, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent), as follows:

Citigroup Global Markets Inc.

Smith Barney Global Stock Plan Services

787 Seventh Avenue

New York, NY 10019

Citibank

ABA #021000089

A/C 30604518 – Citigroup Global Markets Inc.

For further credit to: A/C # 843-0004G-1-7-88G

A/C Name: Google Inc.

Any notice or demand authorized by this Warrant Agreement to be given or made to any Warrantholder shall be sufficiently given or made if sent by mail first-class, postage prepaid, addressed (until another address is filed in writing by such Warrantholder), as follows:

If such notice or demand is to Morgan Stanley & Co. Incorporated:

Morgan Stanley & Co. Incorporated

1585 Broadway

5th Floor

New York, NY 10036

With copies to:

Morgan Stanley & Co. Incorporated

Legal and Compliance Division

1221 Avenue of the Americas

40th Floor

New York, NY 10020

Morgan Stanley & Co. Incorporated

1585 Broadway

5th Floor

New York, NY 10036

If such notice or demand is to Citigroup Global Markets, Inc.:

Citigroup Global Markets Inc.

390 Greenwich Street, 5th Floor

New York, NY 10013

Attention: Corporate Equity Derivatives

With copies to:

Citigroup Global Markets Inc.

388 Greenwich Street, 17th Floor

New York, NY 10013

Attention: Capital Markets Legal Dept.

Citigroup Global Markets Inc.

250 West Street, 11th Floor

New York, NY 10013

Attention: Control Group

If such notice or demand is to Credit Suisse Management LLC:

Credit Suisse Management LLC

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

Attention: Automated Market Making

With a copy to:

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

Attention: Equity Linked Origination, Global Market Solutions

If such notice or demand is to UBS AG, London Branch:

UBS AG, London Branch

c/o UBS Securities LLC

299 Park Avenue

New York, NY 10171

With a copy to:

Equities Legal Department

677 Washington Boulevard

Stamford, CT 06901

and:

Equities Volatility Trading

677 Washington Boulevard

Stamford, CT 06901

Section 9.17. Applicable Law. The validity, interpretation and performance of this Warrant Agreement (including the Electronic Grid) shall be governed by the law of the State of New York without giving effect to the principles of conflicts of laws thereof.

Section 9.18. Benefits of this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements in this Warrant Agreement contained shall be for the sole and exclusive benefit of the parties hereto and their successors.

Section 9.19. Warrantholders. The Issuer and the Warrant Agent may deem and treat the person in whose name any Warrants are listed in the Electronic Grid as the absolute owner thereof for all purposes whatsoever and neither the Issuer nor the Warrant Agent shall be affected by any notice to the contrary or be bound to recognize any equitable or other claim to or interest in any Warrants on the part of any other person.

Section 9.20. Designation. Notwithstanding any other provision in this Warrant Agreement to the contrary, a Warrantholder may designate any of its Affiliates to exercise its Warrants and to receive Shares or other securities under such Warrants or this Warrant Agreement and otherwise to perform such Warrantholder’s obligations in respect of this Warrant Agreement, and any such designee may assume such obligations. Such Warrantholder shall be discharged of its obligations to the Issuer to the extent of any such performance.

Section 9.21. Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, a Warrant shall not be exercised, and a Warrantholder shall not be required to accept a delivery of Shares pursuant to Section 5.07 hereof, to the extent (but only to the extent) that, after the delivery of the Net Shares, the Full Physical Shares or any Shares included in the Warrant Termination Delivery Property, as the case may be, the relevant Warrantholder (or its ultimate parent entity) would directly or indirectly beneficially own (as such term is defined for purposes of Section 13(d) of the Exchange Act) in excess of 8.0% of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, such Warrantholder (or its ultimate parent entity) would directly or indirectly so beneficially own in excess of 8.0% of the outstanding Shares. If any delivery owed to such Warrantholder hereunder is not made, in whole or in part, as a result of this provision, the Issuer’s obligation to make such delivery shall not be extinguished and the Issuer shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, such Warrantholder gives notice to the Issuer that, after such delivery, such Warrantholder (and its ultimate parent entity) would not directly or indirectly so beneficially own in excess of 8.0% of the outstanding Shares.

Section 9.22. Non-Reliance. Notwithstanding any communication that each party (and/or its Affiliates) may have had with any other party, each Warrantholder and the Issuer represent to the Issuer and each Warrantholder, respectively, that: (a) it is entering into such Warrant Agreement as principal (and not as agent or in any other capacity); (b) neither the Warrantholders, the Issuer nor any of their or its Affiliates or agents are acting as a fiduciary for it; (c) it has consulted with its own legal, regulatory, tax, business, investments, financial, and accounting advisors to the extent that it has deemed necessary, and it has made its own investments, hedging, and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party or any of its Affiliates or agents; and (d) it is entering into the Warrant Agreement with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks.

Section 9.23. Agreements and Acknowledgments Regarding Hedging Activities. Notwithstanding any communication that each party (and/or its Affiliates) may have had with any other party, each Warrantholder and the Issuer agree and acknowledge that (A) any Hedge Position established by a Warrantholder or any of its Affiliates is a proprietary trading position and activity of such Warrantholder or such Affiliate and (B) each Warrantholder or such Affiliate is not holding the Hedge Positions or engaging in the Hedging Activities on behalf or for the account of or as agent or fiduciary for the Issuer, and the Issuer will not have any direct economic or other interest in, or beneficial ownership of, the Hedge Positions or Hedging Activities.

Section 9.24. Additional Acknowledgments. Notwithstanding any communication that each party (and/or its Affiliates) may have had with any other party, each Warrantholder and the Issuer acknowledge that:

(a) neither the Issuer, the Warrantholders nor any of its or their Affiliates provides investment, tax, accounting, legal or other advice in respect of this Warrant Agreement or the Warrants;

(b) it has been given the opportunity to obtain information from the Issuer and each Warrantholder, respectively, concerning the terms and conditions of this Warrant Agreement necessary in order for it to evaluate the merits and risks of purchasing and holding Warrants. Notwithstanding the foregoing, it and its advisors are not relying on any communication (written or oral and including, without limitation, opinions of third party advisors) of the other party or its Affiliates as (i) legal, regulatory, tax, business, investments, financial, accounting or other advice, (ii) a recommendation to enter into this Warrant Agreement or to purchase or hold Warrants or (iii) an assurance or guarantee as to the expected results of this Warrant Agreement; it being understood that information and explanations related to the terms and conditions of this Warrant Agreement are made incidental to the other party’s business and shall not be considered (A) legal, regulatory, tax, business, investments, financial, accounting or other advice, (B) a recommendation to enter into this Warrant Agreement or to purchase or hold Warrants or (C) an assurance or guarantee as to the expected results of this Warrant Agreement. Any such communication should not be the basis on which the recipient has entered into this Warrant Agreement or purchased Warrants, and should be independently confirmed by the recipient and its advisors prior to entering into this Warrant Agreement or purchasing Warrants; and

(c) each Warrantholder and/or its Affiliates may have banking or other commercial relationships with the Issuer and may engage in proprietary trading in the Shares or options, futures, derivatives or other instruments relating to the Shares (including such trading as such Warrantholder and/or its Affiliates deem appropriate in their sole discretion to hedge their market risk on any Warrants and other transactions relating to the Shares), and that trading may affect the price of the Shares and consequently the amounts payable or deliverable under a Warrant. Such trading may be effected at any time, including on or near any Expiration Date.

Section 9.25. Inspection of Agreement. A copy of this Warrant Agreement (but not the Electronic Grid) shall be available at all reasonable times for inspection by any Warrantholder.

Section 9.26. Headings. The Article and Section headings herein are for convenience only and are not a part of this Warrant Agreement and shall not affect the interpretation thereof.

Section 9.27. Counterparts. The Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original.

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

GOOGLE INC.

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC., as Warrant Agent

By:
Name:
Title:

MORGAN STANLEY & CO. INCORPORATED, as Warrantholder

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC., as Warrantholder

By:
Name:
Title:

CREDIT SUISSE MANAGEMENT LLC, as Warrantholder

By:
Name:
Title:

UBS AG, LONDON BRANCH, as Warrantholder

By:
Name:
Title:

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